                                                                      EXHIBIT 36


Dear Supplier:

I am writing to inform you about several important developments at Rental Service Corporation.

On Friday, April 16, we announced that Marty Reid, our Chairman and Chief Executive Officer, has taken a medical leave of absence on the advice of his physicians, due to a heart condition. Marty's tremendous energy has always been a force of excitement and vitality throughout our Company. Please join us in wishing him a speedy recovery and return.

In his absence, the Board of Directors has established an Executive Committee to work with our senior management on a daily basis. This Committee will be chaired by Jack Sullivan and will also include Britton Murdoch, both experienced members of the Board.

The Company has also promoted Doug Waugaman to the new position of Chief Operating Officer. Doug has held several key positions at RSC since joining in 1994, and has been a major force in our recent expansion in the Midwest. If you haven't met Doug yet, we hope that you will soon have that opportunity. Rob Wilson, Executive Vice President and CFO, and Doug will be responsible for daily operations and will report to the Executive Committee.

These and other changes at RSC - including a recent unsolicited offer from United Rentals - make these interesting times at our Company.

We also continue to appreciate and value our relationship with you, which has been so instrumental in maintaining RSC's excellent business prospects and its ongoing success.

If you have any questions, please feel free to contact me, or to call your regular company contact.

Sincerely,


[Store/Regional Manager]


THIS LETTER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES WITH RESPECT TO THE PROPOSED MERGER OF RENTAL SERVICE CORPORATION AND NATIONSRENT, INC. OR A SOLICITATION TO REVOKE CONSENTS IN CONNECTION WITH THE CONSENT SOLICITATION OF UNITED RENTALS. ANY SUCH SOLICITATION BY RENTAL SERVICE CORPORATION WILL BE MADE ONLY BY MEANS OF SEPARATE PROXY OR CONSENT SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.